Exhibit 10.51
Date:
Re: Modification of Employment Agreement
Dear [Employee]:
Certain modifications to the Employment Agreement by and between you and TALX Corporation, dated                     , (“Employment Agreement”) are necessary in order for you to avoid the adverse tax consequences and penalties associated with noncompliance with the nonqualified deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations promulgated thereunder. This letter will modify your Employment Agreement as follows:
1.	Unless your Employment Agreement specifies a fixed date for the payment of any severance benefits, such benefits shall be paid on the date of your termination of employment from the Company. If the severance payment is to be made over a period of time, such payments shall be made at regular intervals coinciding with the Company’s regular payroll practice, with the first such payment to be made with respect to the first payroll period immediately following your termination of employment.

2.	In all cases in which amounts are payable upon a fixed date, payment is deemed to be made upon the fixed date if the payment is made on such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the specified date.

3.	Notwithstanding anything herein to the contrary, in the event you are determined to be a “Specified Employee” as defined in Code Section 409A and the regulations promulgated thereunder and you become entitled to any severance payments under your Employment Agreement due to your termination of employment for any reason other than death or disability, commencement of such severance benefits shall, to the extent necessary to avoid adverse consequences under Code Section 409A occur as follows:
(a)	Any benefits otherwise payable within the first six months of your termination of employment shall be delayed. On the first business day of the seventh month immediately following the date of your termination of employment, payment of the aggregate amount of the delayed cash payments shall be paid in a lump sum, plus interest.

(b)	With respect to the continuation of any Company-paid employee benefits (or premiums paid by the Company for similar coverage) beyond your date of termination, you must pay the cost of such coverage for the first six (6) months following your termination of employment. You shall be reimbursed for such amounts with interest in a lump sum payment on the first business day of the seventh month following your termination of employment.

(c)	Reimbursement of any out-of-pocket expenses related to outplacement services shall be made in a lump sum on the first day of the seventh month following your termination of employment.

Exhibit 10.51
4.	Payment of any Gross-Up Payment specified in your Employment Agreement shall, subject to Paragraph 3 above, be made as follows:
(a)	With respect to the Gross-Up Payment for any anticipated Excise Tax calculated at the time of your termination of employment, payment shall be made on the fifth business day immediately following the determination of the amount of your anticipated Excise Tax liability.

(b)	If the amount of your anticipated Excise Tax liability as determined at the time of your termination results in a Gross-Up Payment insufficient to satisfy your actual Excise Tax liability, payment of any additional Gross-Up Payment to reconcile such deficiency shall be made in the third calendar year following the calendar year in which your termination of employment occurs unless such Gross-Up Payment can be paid within sixty (60) days after the end of the calendar year in which your termination of employment occurs.
The Company intends for your Employment Agreement to be administered in compliance with Code Section 409A and the regulations promulgated thereunder. Accordingly, your Employment Agreement may be further modified to the extent necessary for you to avoid any adverse tax consequences, retroactively if necessary. Please confirm your acceptance of these modifications to your Employment Agreement by signing below.
TALX Corporation

By:
William W. Canfield
President and Chief Executive Officer
BY SIGNING THIS MODIFICATION OF THE EMPLOYMENT AGREEMENT, I AM ACKNOWLEDGING THAT I (A) HAVE RECEIVED A COPY OF THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT; (B) HAVE READ THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT CAREFULLY BEFORE SIGNING IT; (C) HAVE HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT TO ASK ANY QUESTIONS; AND (D) UNDERSTAND MY RIGHTS AND OBLIGATIONS UNDER THIS MODIFICATION TO THE EMPLOYMENT AGREEMENT. I UNDERSTAND THAT THE EMPLOYMENT AGREEMENT WHICH IS AMENDED BY THIS MODIFICATION CONTAINS A BINDING ARBITRATION PROVISION THAT CAN BE ENFORCED BY THE PARTIES. ACCEPTED AND AGREED THIS ___ DAY OF ________, 2007.

[Employee Name]